Exhibit 99.1

UNITED STATES DISTRICT COURT

CENTRAL DISTRICT OF CALIFORNIA, SOUTHERN DIVISION

BROADCOM CORPORATION,	CASE No. SACV09-1058 JVS (ANx) consolidated SACV10-3963-JVS (ANx)

Plaintiff,	SECOND AMENDED PERMANENT INJUNCTION

v.

EMULEX CORPORATION,

Defendant.	Hon. James V. Selna

And Related Counterclaims

[PROPOSED] SECOND AMENDED PERMANENT INJUNCTION

I.	Prohibited Activities

IT IS HEREBY ORDERED that the defendant Emulex Corporation (“Emulex”), any of its subsidiaries, and their officers, agents, servants, employees, and attorneys, and those persons in active concert or participation with any or all of them who receive actual notice of this Permanent Injunction (all of said individuals and entities being referred to herein as “Enjoined Parties”) are hereby permanently enjoined from infringing or inducing the infringement of claim 8 of U.S. Patent No. 7,058,150 (“Patent”), until the expiration of the patent, by:

(a) making, using, importing, selling, and/or offering to sell in the United States the BladeEngine 2 (“BE2”), BladeEngine 3 (“BE3”), and Lancer (“XE201”) chips, or any device not colorably different therefrom (collectively, the “Enjoined Products”), or any device that includes any Enjoined Product (including, without limitation, Network Adapters, Network Interface Card (“NIC”) devices, Converged Network Adapter (“CNA”) devices, iSCSI Adapter devices, Converged Fabric Controllers, Ethernet Controller devices, and Application Specific Integrated Circuit (ASIC) devices); and/or

(b) assisting others in making, using, importing, selling, and/or offering to sell in the United States any Enjoined Product and/or any device that includes any Enjoined Product, by engaging in activities including, without limitation, the following: (i) advertising, marketing, or otherwise promoting Enjoined Products and/or any device that includes any Enjoined Product; (ii) entering or fulfilling product orders, or setting, determining, or approving terms of sale, for Enjoined Products and/or any device that includes any Enjoined Product; (iii) providing customer service or other technical support relating to Enjoined Products and/or any device that includes any Enjoined Product; (iv) negotiating or entering into licensing, representative, reseller, or distributor agreements relating to Enjoined Products and/or any device that includes any Enjoined Product; (v) developing, designing, manufacturing, or having manufactured products not colorably different than Enjoined Products and/or any device that includes any Enjoined Product;

2	[PROPOSED] SECOND AMENDED PERMANENT INJUNCTION

(vi) writing, modifying, or updating software for Enjoined Products and/or any device that includes any Enjoined Product; (vii) designing or modifying circuits for use in Enjoined Products and/or any device that includes any Enjoined Product; (viii) writing, modifying, or updating hardware description language code for use in the design or creation of Enjoined Products and/or any device that includes any Enjoined Product; (ix) taping out Enjoined Products; and/or (x) preparing documentation regarding the operation, use, or intended use of any Enjoined Products and/or any device that includes any Enjoined Product.

II.	Sunset Provision

With respect to Enjoined Products and devices that include an Enjoined Product, the injunction against activities listed in paragraphs (a) and (b) above shall be stayed until April 11, 2013, subject to the following limitations:

(a) Within 30 days after the close of each calendar quarter, Emulex shall pay to Broadcom an ongoing royalty, consisting of 9% of the selling price of theEnjoined Product, for sales (i) of Enjoined Products and devices that include an Enjoined Product (ii) in the United States, and (iii) occurring after October 12, 2011 (“Sunset Sales”).

(b) Sunset Sales are permitted only to existing Emulex customers who (i) before October 12, 2011, qualified an Enjoined Product or device that includes an Enjoined Product for use in a particular customer platform; and (ii) before October 12, 2011, placed a firm order for production quantities of that Enjoined Product or device that includes an Enjoined Product for use in that particular customer platform. “Production quantities” are any purchases in excess of those necessary for testing and development. An infringing device sold under the Sunset Provision shall be in substantially the same design configuration as it was on October 12, 2011. Permitted Sunset Sales, if any, shall be specifically and exclusively identified in an Appendix to this Injunction, a draft of which shall be jointly submitted by the parties for the Court’s consideration.

3	[PROPOSED] SECOND AMENDED PERMANENT INJUNCTION

(c) For each Sunset Sale, Emulex shall obtain from the purchasing customer written certification that the purchased Enjoined Product or device that includes the Enjoined Product shall be used only as specifically and exclusively identified in an Appendix to this Injunction. Such certification shall show the quantity of purchased Enjoined Products or devices that include an Enjoined Product. Within 15 days after the close of each calendar quarter, Emulex shall provide Broadcom with copies of all such certifications obtained during the immediately-preceding quarter.

(d) On or before the 15th day after the close of each calendar quarter, Emulex shall provide Broadcom with reports from which Broadcom can assess the proper royalties owed. Such reports shall provide, for each Sunset Sale made in the previous quarter, at least the following information: (i) identification of the Enjoined Product(s) sold or included in the device sold; (ii) in the case of sale of a device including an Enjoined Product, identification of the form factor in which the device is sold; (iii) the direct customer; (iv) the Emulex and customer identifiers for the Enjoined Product or device including an Enjoined Product sold (i.e., part number, SKU, etc.); (v) with reference to the specific and exclusive list of permitted Sunset Sales in an Appendix to this Injunction, identification of the customer platform for use in which the Enjoined Product or device including the Enjoined Product was sold; (vi) number of units sold; (vii) revenue received by Emulex; and (viii) bill-to, ship-to, and ship-from addresses.

III.	Territorial Limitation

The Enjoined Parties are not prohibited by this Injunction from offering to sell or selling Enjoined Products that are manufactured outside of the United States to customers located outside the United States.

4	[PROPOSED] SECOND AMENDED PERMANENT INJUNCTION

IV.	Permissible “Design Around” Efforts

Nothing in this Permanent Injunction shall prohibit the Enjoined Parties from engaging in the design, development, or testing of any product or service which does not infringe the Patent. Nothing in this Permanent Injunction shall prohibit the Enjoined Parties from engaging in modification of any Enjoined Product so as to eliminate infringement, nor from engaging in design, development, or testing for said purpose.

V.	Permissible Technical Support

Nothing in this Permanent Injunction shall prohibit the Enjoined Parties from providing service or technical support for a Product for which Broadcom is or has been compensated under a jury’s Verdict or for which the sale was permitted under provision II(b) above or provision VI below.

VI.	Other Permissible Activities

Nothing in this Permanent Injunction shall prohibit the Enjoined Parties from engaging in activities that are expressly authorized in writing by Broadcom. Such activities shall be specifically described in an Appendix to this Injunction.

VII.	Notice

IT IS FURTHER ORDERED that, within 15 days from the date of this signed Permanent Injunction, Emulex shall provide a copy of this Permanent Injunction to its officers, directors, agents, servants, representatives, attorneys, employees, subsidiaries and affiliates, and those persons in active concert or participation with them, including any and all manufacturers, distributors, retailers, service providers, licensees, and other persons who have been, or are reasonably expected to be, directly or indirectly involved

5	[PROPOSED] SECOND AMENDED PERMANENT INJUNCTION

in the making, using, selling, offering for sale or importing of any Enjoined Product or any device containing any Enjoined Product, including but not limited to any company to which Emulex has previously directly or indirectly sold or offered for sale one or more of the Enjoined Products, and any company to which Emulex intends in the future directly or indirectly to sell or offer for sale one or more of the Enjoined Products.

IT IS FURTHER ORDERED that, within 15 days from the date of this signed Permanent Injunction, Emulex shall file with the Court and serve on all parties a notice stating the names and addresses of each party that it has notified in compliance with this section. Provided however, that Emulex is not required to renotify the parties listed in its April 18, 2012 Notice of Compliance. (Dkt. No. 1107.)

VIII.	Continuing Jurisdiction

The Court specifically retains jurisdiction to enforce, modify, extend, or terminate this Permanent Injunction as the equities may require upon a proper showing, and to adopt procedures for resolution of any dispute whether a product not specifically covered by this Permanent Injunction is more than colorably different from the adjudged infringing products.

Dated: July 18, 2012
Hon. James V. Selna
Judge, United States District Court

6	[PROPOSED] SECOND AMENDED PERMANENT INJUNCTION

APPENDIX A TO PERMANENT INJUNCTION

Emulex Products Authorized for U.S. Sales During Sunset Period

[redacted]

A. AGREED-UPON SUNSET CUSTOMERS

The parties agree that Emulex may continue selling the accused SOC products (SOC 320, SOC 422, SOC 442, and Sequoia) to existing customers ([redacted]) during the sunset period.

Additionally, the parties agree that the following parts and models qualify for sunset status:

Customer	Customer Model(s)	Emulex Product
Cisco	[redacted]	[redacted]
	[redacted]	[redacted]
Dell	[redacted]	[redacted]
	[redacted]	[redacted]
	[redacted]	[redacted]
Fujitsu	[redacted]	[redacted]
	[redacted]	[redacted]
HP	[redacted]	[redacted]

APPENDIX B TO AMENDED PERMANENT INJUNCTION

A. HEWLETT-PACKARD COMPANY

Pursuant to Section VIII of the Amended Permanent Injunction, and based solely on Broadcom's express authorization of the activities described below, nothing in the Amended Permanent Injunction shall prohibit Emulex; Hewlett Packard Company ("HP"); and/or HP's contract manufacturers and product suppliers ([redacted] and any other HP contract manufacturers and product suppliers expressly agreed to by Broadcom in writing) from making, using, selling, offering to sell in the United States, or importing into the United States, the Emulex Enjoined Products or the Emulex or [redacted] products based on such chips, solely for use in the following Models by HP:

OEM (Business Unit)	Model(s)
HP [redacted]	[redacted]
HP [redacted]	
HP [redacted]	
HP [redacted]	
HP [redacted]	
HP [redacted]	
HP [redacted]	
HP	
HP [redacted]	
HP [redacted]	
HP [redacted]	

Broadcom's express authorization for these activities [redacted] Broadcom may file a notice with the Court withdrawing its express authorization for the activities described above, in

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which case the provisions of the Amended Permanent Injunction shall apply to all such activities, subject to applicability of the Sunset Provision.

[redacted]

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<u>APPENDIX C (EMULEX)</u>

Pursuant to Section VI of the Permanent Injunction, nothing in the Permanent Injunction shall prohibit Emulex from making, having made, using, selling, offering for sale or importing the Enjoined Products for the limited purposes identified below and set forth in full in the parties' Patent and License Agreement (the "Agreement"), effective July 3, 2012 and attached hereto as Exhibit 1.

The limited purposes identified below and set forth in full in the Agreement are in addition to those permitted uses specifically identified in Appendix A to this Injunction. The royalty requirements of the Sunset Provision of the Permanent Injunction shall not apply to sales made pursuant to the limited purposes identified below.

Emulex Chip	**Permitted Configurations and Uses**
SOC442	Pursuant to the Agreement, including without limitation Sections 1.14 and 2.1 thereof, Emulex is licensed under certain Broadcom patents, including without limitation the '150 patent, to make, have made, use, sell, offer for sale, and/or import the SOC442.
Lancer/XE201	Pursuant to the Agreement, Emulex may make, have made, use, sell, offer for sale, and/or import Lancer (*i.e.*, XE201) [redacted]

APPENDIX D TO SECOND AMENDED PERMANENT INJUNCTION

Pursuant to Section VI of the Second Amended Permanent Injunction, and based solely on Broadcom's express authorization of the activities described below, nothing in the Second Amended Permanent Injunction shall prohibit Emulex from selling the Emulex Enjoined Products to International Business Machines ("IBM"), directly or indirectly through IBM's authorized purchasers, solely for use in IBM products as shown below:

Emulex Enjoined Product(s)	**IBM Model(s)**
BE3[1] rev 1 ASIC – used as a LOM and/or ASIC on adapter cards	[redacted]
BE3	[redacted]
BE3 rev 2 ASIC – used as LOM and/or ASIC on adapter cards	[redacted]
BE3	[redacted]
BE2[2]	[redacted]
BE3	[redacted]
BE2	[redacted]
BE3	[redacted]
BE3	[redacted]
BE3	[redacted]

[1] As used in this appendix, "BE3" refers to [redacted]

[2] As used in this appendix, "BE2" refers to [redacted]

[redacted]

Emulex Enjoined Product(s)	IBM Model(s)
BE2	[redacted]
BE3	
BE2	
BE3	
BE3	
BE2 and BE3 (all revs)	
BE3	
BE3	
BE3	
BE3	

Broadcom's express authorization for these activities is subject to the terms and conditions of the [redacted] Broadcom may file a notice with the Court withdrawing its express authorization for the activities described above, in which case the provisions of the Second Amended Permanent Injunction shall apply to all such activities, subject to applicability of the Sunset Provision.

[redacted]

APPENDIX E TO SECOND AMENDED PERMANENT INJUNCTION

Pursuant to Section VI of the Second Amended Permanent Injunction, and based solely on Broadcom's express authorization of the activities described below, nothing in the Second Amended Permanent Injunction shall prohibit Emulex from selling the Emulex Enjoined Products to Dell Inc. ("Dell"), directly or indirectly through Dell's authorized purchasers, solely for use in Dell products as shown below, provided that for such sales Emulex complies with the conditions set forth in Section II (a), (c), and (d) of the Second Amended Permanent Injunction:

Emulex Enjoined Product(s)	Dell Model(s)
BE2[1]	[redacted] [redacted] [redacted] [redacted] [redacted] [redacted]

Broadcom may file a notice with the Court withdrawing its express authorization for the activities described above, in which case the provisions of the Second Amended Permanent Injunction shall apply to all such activities, subject to applicability of the Sunset Provision.

[1] As used in this appendix, "BE2" refers to (a) the specific versions of Emulex's BE2 ASIC that were made commercially available by Emulex as of April 1, 2012 and that are used by Dell or a Dell Subsidiary in shipping Dell products; and (b) revisions to such specific versions made solely to correct defects and/or reduce costs therein, where such revisions do not include any additional features or functionality.

[redacted]